La Jolla Pharmaceutical Company Provides Corporate Update at 2013 Orlando World MoneyShow

SAN DIEGO, CA. - (MARKETWIRE-January 31, 2013) - La Jolla Pharmaceutical Company (OTCQB: LJPC) ("La Jolla" and "Company"), a leader in the development of therapeutics that target galectin-3, announced that George Tidmarsh, M.D., Ph.D., President and Chief Executive Officer presented today at the 2013 Orlando World MoneyShow at the Gaylord Palms Resort and Convention Center in Kissimmee Florida. The presentation was available to attendees and via live webcast at MoneyShow.com. As part of the presentation, Dr. Tidmarsh presented detailed data from La Jolla's successful study which tested GCS-100 in a preclinical model of NASH-HCC (non-alcoholic steatohepatitis-hepatocellular carcinoma). This study was performed in collaboration with Setelic Institute in Tokyo, Japan. Also, new information about the focus and direction of La Jolla for the future was presented. A video of the webcasted presentation is available on MoneyShow.com. This information can also be found in the Company's Form 8-K filed with the SEC.

About Chronic Kidney Disease

Chronic kidney disease currently affects 14% of Americans or approximately 49 million people. The United States Renal Data System, 2012 Annual Data Report, states that in 2010, costs for CKD reached $41 billion for Medicare alone. Overall per person per year ("PPPY") costs for CKD were estimated at $22,323 for Medicare patients of age 65 and older and $13,395 for patients of age 50-64. Patients with CKD may progress to end-stage renal disease ("ESRD"). According to the National Institute of Diabetes and Digestive and Kidney Diseases as of 2008, there were 547,982 individuals in the US under treatment for ESRD and 88,630 deaths per year from ESRD.

About Chronic Liver Disease

The National Institute of Diabetes and Digestive and Kidney Diseases states that NASH affects between 7 million and 17.5 million Americans. In addition, an estimated 5.5 million Americans have chronic liver disease or cirrhosis. Together chronic liver disease and cirrhosis are currently the 12th leading cause of death, accounting for approximately 27,000 deaths annually, in the United States. Chronic Liver disease affects Americans of all ages and walks of life.

About GCS-100

GCS-100 is a complex polysaccharide that has the ability to bind to and block the effects of galectin-3. Galectin-3 is a soluble protein, over-expression of which has been implicated in a number of human diseases including cancer and chronic organ failure. The unique ability of GCS-100 to bind and sequester galectin-3 makes it an ideal candidate to prevent and treat diseases in which galectin-3 plays an important role.

About La Jolla Pharmaceutical Company

La Jolla Pharmaceutical Company is a biopharmaceutical company dedicated to the development of medical treatments that significantly improve outcomes in patients with life-threatening diseases. GCS-100, the Company's lead product candidate, is a first-in-class inhibitor of galectin-3, a novel molecular target implicated in chronic organ failure and cancer. For more information on the Company please visit http://www.ljpc.com.

Forward Looking Statement Safe Harbor

This document contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future results of operations. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from these forward-looking statements. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Certain of these risks, uncertainties, and other factors are described in greater detail in the Company's filings from time to time with the U.S. Securities and Exchange Commission (SEC), all of which are available free of charge on the SEC's web site http://www.sec.gov. These risks include, but are not limited to, risks relating to the development of GCS-100, the success and timing of future preclinical and clinical studies of this compound, and potential indications for which GCS-100 may be developed. Subsequent written and oral forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in the Company's reports filed with the SEC. The Company expressly disclaims any intent to update any forward-looking statements.

Company Contact

George F. Tidmarsh, M.D., Ph.D.

President & Chief Executive Officer

La Jolla Pharmaceutical Company

Phone: (858) 207-4264

Email: GTidmarsh@ljpc.com

Or

Chester S. Zygmont, III

Director of Finance

La Jolla Pharmaceutical Company

Phone: (858) 207-4264

Email: czygmont@ljpc.com